Exhibit 4

CURRICULUM VITAE

1. PERSONAL DATA

Name: Francisco Manuel Leal Barona

Date of birth: May 26th, 1975

Place of birth: Évora, Portugal

2. ACADEMIC PREPARATION

2004	Masters in Civil Law Sciences by the College of Law of the Portuguese Catholic University, Lisbon, with the final grade of 18 (out of 20);

1993/1998	Law Degree by the College of Law of the Portuguese Catholic University, Lisbon.

3. Academic Experience

Currently	Assistant Lecturer of the College of Law of the Portuguese Catholic University, Lisbon, since 1998;

2005/2007	- Course coordinator of Banking Law at the College of Law of the Portuguese Catholic University, Lisbon;
- Course coordinator of Commercial Law at the College of Law of the Portuguese Catholic University, Lisbon.

1998/2004

Junior Lecturer of the College of Law of the Portuguese Catholic University, Lisbon, teaching Family Law (since 1998 to 2002 and 2004), Succession Law (in 2000), Property Law (since 2002), Obligations Law (in 2004) and Commercial Law (2004/2005);

Since 2001	Teacher at the post-graduation courses at the College of Law of the Portuguese Catholic University, Lisbon.

4. PROFESSIONAL EXPERIENCE

Currently	Attorney at Serra Lopes, Cortes Martins & Associados, Sociedade de Advogados, RL, and also as Associate since January, 2006.

Practices: Banking Law, Financial Law, Capital Markets, Business Law, Company Law, Civil Law, Civil and Commercial Litigation.

1999/2005

Jurist at Legal Department of the Bank of Portugal. Since 2002, worked with the European System of Central Banks, as member of the FLEX (Working Group of Financial Law Experts) of the European Central Bank;

1998	Member of the Portuguese Bar Association

LANGUAGES: Spanish, English, Italian